Exhibit 99
FOR IMMEDIATE RELEASE:
Contact:
David P. Boyle
Executive Vice President & CFO
Phone 717.530.2294
77 East King Street | Shippensburg PA

Orrstown Financial Services, Inc. Reports First Quarter 2019 Net Income

•Net income for the quarter ended March 31, 2019 totaled $3.1 million, or $0.33 per diluted share.
•Gross loans outstanding at March 31, 2019 totaled $1.27 billion.
•Deposits totaled $1.62 billion at March 31, 2019.
•Net interest income for the quarter ended March 31, 2019 totaled $14.7 million. Net interest margin, on a taxable-equivalent basis, totaled 3.41% for the first quarter of 2019.
•As previously reported, the Board of Directors declared a cash dividend of $0.15 per common share, payable May 7, 2019, to shareholders of record as of April 30, 2019, a 15.4% increase over the dividend declared in April, 2018.

SHIPPENSBURG, PA (April 24, 2019) -- Orrstown Financial Services, Inc. (the “Company”) (NASDAQ: ORRF), the parent company of Orrstown Bank (the “Bank”) and Wheatland Advisors, Inc. ("Wheatland"), announced earnings for the quarter ended March 31, 2019. Net income totaled $3.1 million for the first quarter of 2019, compared with $3.6 million for the first quarter of 2018. Diluted earnings per share totaled $0.33 for the quarter ended March 31, 2019, compared with $0.44 for the same period in 2018. Net income in 2019 was impacted by merger related expenses and by a previously disclosed expense related to a cyber incident insurance claim dispute, as described in the Noninterest Expense section.

Thomas R. Quinn, Jr., President & CEO, commented, “First quarter results continue to reflect solid core results as well as the impact of the seamless systems integration of First Community Bank of Mercersburg. Over the next several quarters we will apply that same level of diligence to the integration and growth of the Hamilton Bank organization, while simultaneously remaining focused on our organic results.”

Earnings in the first quarter of 2019 reflected the acquisition of Mercersburg Financial Corporation ("Mercersburg"), completed on October 1, 2018, as well as continuing increased interest income from expanding interest-earning assets in a higher interest rate environment versus the first quarter of 2018, partially offset by increases in interest expense. In general, the comparability of operating results for the first quarter of 2019 with the first quarter of 2018 have been impacted by the Mercersburg acquisition.

MERGER AND ACQUISITION ACTIVITY

As previously reported, on October 23, 2018, the Company entered into an agreement and plan of merger with Hamilton Bancorp, Inc. ("Hamilton"), the holding company for Hamilton Bank, based in Towson, Maryland. At December 31, 2018, Hamilton reported $496.3 million in assets, $369.5 million in loans, $384.2 million in deposits and had 3,416,414 common shares outstanding. Pursuant to the merger agreement, at the effective time of the merger, each outstanding share of Hamilton common stock will be converted into the right to receive (1) $4.10 in cash, without interest, and (2) 0.54 shares of the Company’s common stock.

The merger has been approved by Hamilton's shareholders and is expected to close on May 1, 2019, subject to receipt of remaining regulatory approvals and the satisfaction of other customary closing conditions.

The Company incurred merger related expenses totaling $645,000 for the quarter ended March 31, 2019, representing principally legal and consulting fees for the Hamilton acquisition and system conversion expenses for the Mercersburg acquisition, which are included in noninterest expenses.

OPERATING RESULTS

Net Interest Income

Net interest income totaled $14.7 million in the first quarter of 2019, a 25.7% increase compared with $11.7 million for the first quarter of 2018. Net interest margin on a taxable-equivalent basis totaled 3.41% for the first quarter of 2019, compared with 3.26% for the first quarter of 2018 and 3.35% for the fourth quarter of 2018.

The principal contributor to year-over-year revenue growth was an increase in interest and fees on loans, as total loans grew by $221.4 million from March 31, 2018 to March 31, 2019, with approximately $94.0 million in net organic growth and approximately $127.0 million representing the balance, at March 31, 2019, of loans acquired from Mercersburg. Taxable-equivalent yields on interest-earning assets and costs of interest-bearing liabilities both increased from 2018 to 2019, reflecting the increased interest rate environment between years. Other factors impacting the comparison of taxable-equivalent yields between 2018 and 2019 included the effect of purchase accounting related to the Mercersburg acquisition and the Company's gradual increase in rates paid on interest-bearing deposits in response to market demand.

Provision for Loan Losses

The provision for loan losses totaled $400,000 in the first quarter of 2019, compared with $200,000 for the same period in 2018. Net loan charge-offs experienced in the first quarter of 2019 and the Company's organic loan portfolio growth, taking into account favorable historical charge-off statistics and generally stable economic and market conditions for the last several years, were key factors included in the quantitative and qualitative considerations used by management in the determination of the provision expense required to maintain an adequate allowance for loan losses.

Additional loan portfolio growth and changes in historical charge-off statistics are factors that may result in the need for a determination of additional provisions for loan losses in future quarters.

Noninterest Income

Noninterest income, excluding securities gains, total $4.9 million for both quarters ended March 31 in 2019 and 2018.

Total trust, investment management and brokerage income was comparable year-over-year and included increased estate fees in 2019 offset by fluctuations in customer volumes and market conditions.

Mortgage banking income for the first quarter of 2019 decreased $167,000 year-over-year and continued to reflect a lower number of transactions due to the reduced inventory of saleable homes and also decreased refinancing activity due to higher mortgage rates than a year ago.

Net investment securities gains totaled $339,000 for the quarter ended March 31, 2019, compared with $816,000 for  same period in 2018. At times, the Company may impact earnings through realized gains or losses on securities as opportunities become available to reposition part of its investment portfolio under asset/liability management strategies or to improve responsiveness of the portfolio to interest rate conditions, while also considering funding requirements of anticipated lending activity.

Noninterest Expenses

Noninterest expenses totaled $16.2 million for the quarter ended March 31, 2019, compared with $13.1 million for the quarter ended March 31, 2018. In addition to the previously noted merger related expenses, the following line items reflected notable changes between periods.

Salaries and employee benefits totaled $8.7 million for the quarter ended March 31, 2019, compared with $8.1 million for the same period in 2018, principally reflecting employees added in the Mercersburg acquisition in the fourth quarter of 2018 and a higher level of expense year-over-year for additional employees as a result of the Company's new branches and overall expansion efforts, annual merit increases, and incremental expense for additional share-based compensation awards granted in 2019. In 2019, overall costs associated with the Company's self-insured group health plan were higher than in 2018 due to an increased number of employees and fluctuations in claims experience.

Occupancy, furniture and equipment costs for the quarter ended March 31, 2019 increased $307,000 year-over-year, reflecting Mercersburg branches acquired and the Company's expanded presence in Lancaster County, Pennsylvania, with two branch banking locations added in the third and fourth quarters of 2018 and two in the first quarter of 2019.

Intangible asset amortization increased $184 thousand in comparing the quarter ended March 31, 2019 to 2018 due to the core deposit intangible recorded in the Mercersburg acquisition.

Noninterest expenses in the first quarter of 2019 includes an expense to write off an insurance claim receivable from a cyber security incident reported in 2018. Orrstown Bank was the victim of a phishing attack in October 2017, and, upon discovery of the attack in the third quarter of 2018, the Company apprised its cyber insurance carrier of the incident. The Bank engaged third party cyber security experts and other professionals, including a credit notification and monitoring services provider, and incurred approximately $765,000 in fees and expenses related to the incident. Orrstown notified its carrier of its response efforts and expected to receive an insurance reimbursement of approximately $615,000 for the cyber incident claim, which amount was carried as a receivable on the Company’s consolidated balance sheet. The Company believes that its policy provided coverage for the expenses related to the incident but the Company was notified by its carrier that the claim had been denied in its entirety. While the Company believes that the basis for the carrier's denial is improper and intends to assert its rights to coverage of the expenses, there can be no assurance that the Company’s position regarding coverage will prevail or, if it does prevail, that the coverage will be sufficient to reimburse the Company for the entire amount of the receivable. Pending resolution of its insurance claim, the Company recorded a pretax expense of $615,000, or approximately $0.05 per diluted share, in its first quarter results for 2019.

Income Taxes

Income tax expense totaled $232,000 for the quarter ended March 31, 2019, compared with $492,000 for the same period in 2018. The effective tax rate for the year ended March 31, 2019 was 7.0%, compared with 12.0% for the year ended March 31, 2018. Generally, the Company's effective tax rate is significantly less than the 21% federal statutory rate due to tax-exempt income, including interest earned on tax-exempt loans and securities and income from life insurance policies, as well as tax credits. In addition, in the first quarter of 2019, the Company recorded a tax benefit of approximately $185,000, or approximately $0.02 per diluted share, related to a change in tax law concerning the treatment of life insurance assets of an acquired entity. This tax benefit had the effect of lowering the effective tax rate for the first quarter of 2019 by approximately 5.5%.

FINANCIAL CONDITION

The following table presents loan balances, by loan class within segments, at March 31, 2019, December 31, 2018 and March 31, 2018.

(Dollars in thousands)	March 31, 2019	December 31, 2018	March 31, 2018

Commercial real estate:
Owner occupied	$123,100	$129,650	$119,657
Non-owner occupied	264,869	252,794	247,097
Multi-family	83,009	78,933	53,812
Non-owner occupied residential	101,312	100,367	79,269
Acquisition and development:
1-4 family residential construction	6,361	7,385	9,408
Commercial and land development	49,784	42,051	30,003
Commercial and industrial	169,651	160,964	128,076
Municipal	50,599	50,982	41,679
Residential mortgage:
First lien	231,243	235,296	165,499
Home equity – term	11,828	12,208	11,380
Home equity – lines of credit	143,308	143,616	132,684
Installment and other loans	30,475	33,411	25,550
	$1,265,539	$1,247,657	$1,044,114

Loans grew $17.9 million, from $1.25 billion at December 31, 2018 to $1.27 billion at March 31, 2019. Growth of $10.5 million in the commercial real estate segment (1.9%, or approximately 7.6% annualized), $6.7 million in the acquisition and development segment (13.6%, or approximately 55.0% annualized) and $8.7 million in the commercial and industrial segments (5.4%, or approximately 21.9% annualized) was partially offset by decreases in the residential mortgage and installment and other loans segments, as weaker loan demand has been experienced overall, but particularly in the residential and consumer loan categories.

Deposits grew $61.9 million (4.0%, or approximately 16.1% annualized) from $1.56 billion at December 31, 2018 to $1.62 billion at March 31, 2019, with growth principally in interest-bearing deposits. The Company continues to increase both noninterest-bearing and interest-bearing deposit relationships from its cash management offerings. The Company has experienced a gradual repricing of term and non-maturity deposits in the first quarter of 2019.

Shareholders’ Equity

Shareholders’ equity totaled $179.2 million at March 31, 2019, an increase of $5.7 million from $173.4 million at December 31, 2018. The increase was attributable to growth in retained earnings through net income, net of the impact of dividends paid, and an improvement in accumulated other comprehensive income (loss) from changes in net unrealized gains and losses in securities available for sale.

Asset Quality

The allowance for loan losses totaled $14.3 million at March 31, 2019, compared with $14.0 million at December 31, 2018. Management believes the allowance for loan losses to total loans ratio remains adequate at 1.13% at March 31, 2019. Favorable historical charge-off data and management's emphasis on loan quality have been significant contributors to the determination that the increase between periods in the allowance for loan losses is adequate for the increasing loan portfolio. At March 31, 2018, the allowance for loan losses to total loans ratio totaled 1.25%. The principal factor impacting a comparison with March 31, 2019, was loans acquired in the Mercersburg transaction that were recorded at fair value, which incorporated a credit factor, and therefore did not require an increase in the Company's allowance for loan losses.

Nonperforming and other risk assets, consisting of nonaccrual loans, other real estate owned, restructured loans still accruing and loans past due 90 days or more and still accruing, totaled $6.6 million at March 31, 2019, and $6.5 million at December 31, 2018.

Classified loans, or loans rated substandard, doubtful or loss, totaled $17.8 million at March 31, 2019 (1.4% of total loans), compared with $19.8 million (1.6% of total loans) at December 31, 2018.

ORRSTOWN FINANCIAL SERVICES, INC.
Operating Highlights (Unaudited)
	Three Months Ended
	March 31,	March 31,
(Dollars in thousands, except per share information)	2019	2018

Net income	$3,102	$3,625
Diluted earnings per share	$0.33	$0.44
Adjusted diluted earnings per share (excluding intangible amortization and merger related expenses) (1)	$0.41	$0.44
Cash dividends per share	$0.15	$0.12
Return on average assets	0.65%	0.92%
Return on average equity	7.23%	10.38%
Net interest income	$14,689	$11,684
Net interest margin	3.41%	3.26%
Net interest margin (excluding the impact of purchase accounting) (1)	3.33%	3.26%

ORRSTOWN FINANCIAL SERVICES, INC.
Balance Sheet Highlights (Unaudited)
	March 31,	December 31,	March 31,
(Dollars in thousands, except per share information)	2019	2018	2018

Assets	$1,973,283	$1,934,388	$1,635,906
Loans, gross	1,265,539	1,247,657	1,044,114
Allowance for loan losses	(14,283)	(14,014)	(13,000)
Deposits	1,620,696	1,558,756	1,299,514
Shareholders' equity	179,167	173,433	142,556
Book value per share	18.89	18.39	16.95

(1) Non-GAAP based financial measure. Please refer to Appendix A - Supplemental Reporting of Non-GAAP Measures and GAAP to Non-GAAP Reconciliations for a discussion of our use of non-GAAP based financial measures, including tables reconciling GAAP and non-GAAP financial measures appearing herein.

ORRSTOWN FINANCIAL SERVICES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

	March 31,	December 31,	March 31,
(Dollars in thousands)	2019	2018	2018
Assets
Cash and cash equivalents	$77,217	$88,815	$30,172
Securities available for sale	490,221	465,844	454,800

Loans held for sale	4,787	3,340	3,659

Loans	1,265,539	1,247,657	1,044,114
Less: Allowance for loan losses	(14,283)	(14,014)	(13,000)
Net loans	1,251,256	1,233,643	1,031,114

Premises and equipment, net	38,107	38,201	34,387
Goodwill	12,592	12,592	719
Other intangible assets, net	3,702	3,910	332
Other assets	95,401	88,043	80,723
Total assets	$1,973,283	$1,934,388	$1,635,906

Liabilities
Deposits:
Noninterest-bearing	$214,308	$204,843	$172,496
Interest-bearing	1,406,388	1,353,913	1,127,018
Total deposits	1,620,696	1,558,756	1,299,514
Borrowings	144,745	179,378	177,456
Accrued interest and other liabilities	28,675	22,821	16,380
Total liabilities	1,794,116	1,760,955	1,493,350

Shareholders' Equity
Common stock	494	491	438
Additional paid-in capital	151,702	151,678	125,988
Retained earnings	26,161	24,472	18,667
Accumulated other comprehensive income (loss)	810	(2,972)	(2,238)
Treasury stock	0	(236)	(299)
Total shareholders' equity	179,167	173,433	142,556
Total liabilities and shareholders' equity	$1,973,283	$1,934,388	$1,635,906

ORRSTOWN FINANCIAL SERVICES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

	Three Months Ended
	March 31,	March 31,
(In thousands, except per share information)	2019	2018
Interest income
Loans	$15,059	$11,056
Investment securities and short-term investments	4,507	3,219
Total interest income	19,566	14,275
Interest expense
Deposits	3,694	1,824
Borrowings	1,183	767
Total interest expense	4,877	2,591
Net interest income	14,689	11,684
Provision for loan losses	400	200
Net interest income after provision for loan losses	14,289	11,484

Noninterest income
Service charges on deposit accounts	1,489	1,418
Trust, investment management and brokerage income	2,236	2,226
Mortgage banking activities	468	635
Other income	695	607
Investment securities gains	339	816
Total noninterest income	5,227	5,702

Noninterest expenses
Salaries and employee benefits	8,677	8,022
Occupancy, furniture and equipment	2,024	1,717
Data processing	770	619
Advertising and bank promotions	521	382
FDIC insurance	185	166
Professional services	557	369
Taxes other than income	306	251
Intangible asset amortization	208	24
Merger related	645	0
Insurance claim receivable write off	615	0
Other operating expenses	1,674	1,519
Total noninterest expenses	16,182	13,069
Income before income tax expense	3,334	4,117
Income tax expense	232	492
Net income	$3,102	$3,625

Per share information:
Basic earnings per share	$0.34	$0.45
Diluted earnings per share	0.33	0.44
Cash dividends per share	0.15	0.12
Weighted-average shares outstanding - diluted	9,326	8,268

ORRSTOWN FINANCIAL SERVICES, INC.
ANALYSIS OF NET INTEREST INCOME
Average Balances and Interest Rates, Taxable-Equivalent Basis (Unaudited)

	Three Months Ended
	March 31, 2019			March 31, 2018
		Taxable-	Taxable-		Taxable-	Taxable-
	Average	Equivalent	Equivalent	Average	Equivalent	Equivalent
(Dollars in thousands)	Balance	Interest	Rate	Balance	Interest	Rate
Assets
Federal funds sold & interest-bearing bank balances	$29,108	$173	2.41%	$14,272	$55	1.56%
Securities	499,755	4,558	3.70	448,667	3,395	3.07
Loans	1,257,654	15,180	4.90	1,030,817	11,142	4.38
Total interest-earning assets	1,786,517	19,911	4.52	1,493,756	14,592	3.96
Other assets	137,802			103,819
Total	$1,924,319			$1,597,575
Liabilities and Shareholders' Equity
Interest-bearing demand deposits	$845,092	1,828	0.88	$717,430	809	0.46
Savings deposits	114,314	43	0.15	97,381	38	0.16
Time deposits	403,095	1,822	1.83	281,835	977	1.41
Short-term borrowings	42,124	243	2.34	99,774	363	1.48
Long-term debt	88,076	443	2.04	83,776	404	1.96
Subordinated notes	31,886	497	6.32	0	0	0.00
Total interest-bearing liabilities	1,524,587	4,876	1.30	1,280,196	2,591	0.82
Noninterest-bearing demand deposits	202,365			159,996
Other	23,310			15,696
Total Liabilities	1,750,262			1,455,888
Shareholders' Equity	174,057			141,687
Total	$1,924,319			$1,597,575
Taxable-equivalent net interest income / net interest spread		15,035	3.22%		12,001	3.14%
Taxable-equivalent net interest margin			3.41%			3.26%
Taxable-equivalent adjustment		(346)			(317)
Net interest income		$14,689			$11,684

NOTES:
(1) Yields and interest income on tax-exempt assets have been computed on a taxable-equivalent basis assuming a 21% tax rate.
(2) For yield calculation purposes, nonaccruing loans are included in the average loan balance.

ORRSTOWN FINANCIAL SERVICES, INC.
Nonperforming Assets / Risk Elements (Unaudited)
	March 31,	December 31,	March 31,
(Dollars in thousands)	2019	2018	2018

Nonaccrual loans (cash basis)	$4,743	$5,165	$9,144
Other real estate (OREO)	454	130	1,329
Total nonperforming assets	5,197	5,295	10,473
Restructured loans still accruing	1,116	1,132	1,166
Loans past due 90 days or more and still accruing	295	57	0
Total nonperforming and other risk assets	$6,608	$6,484	$11,639

Loans 30-89 days past due (1)	$5,344	$5,186	$2,081

Asset quality ratios:
Total nonperforming loans to total loans	0.37%	0.41%	0.88%
Total nonperforming assets to total assets	0.26%	0.27%	0.64%
Total nonperforming assets to total loans and OREO	0.41%	0.42%	1.00%
Total risk assets to total loans and OREO	0.52%	0.52%	1.11%
Total risk assets to total assets	0.33%	0.34%	0.71%

Allowance for loan losses to total loans	1.13%	1.12%	1.25%
Allowance for loan losses to nonperforming loans	301.14%	271.33%	142.17%
Allowance for loan losses to nonperforming and restructured loans still accruing	243.78%	222.55%	126.09%

(1) At March 31, 2019 and at December 31, 2018, includes $1.4 million (recorded at fair value) of loans 30-89 days past due acquired in October 2018 from Mercersburg.

Allowance for Loan Losses Activity (Unaudited)
	Three Months Ended
	March 31,	March 31,
(Dollars in thousands)	2019	2018

Balance, beginning of period	$14,014	$12,796
Provision for loan losses	400	200
Recoveries	203	75
Charge-offs	(334)	(71)
Balance, end of period	$14,283	$13,000

Appendix A - Supplemental Reporting of Non-GAAP Measures and GAAP to Non-GAAP Reconciliations
As a result of acquisitions, the Company has intangible assets consisting of goodwill and core deposit and other intangible assets totaling $16.3 million and $1.1 million at March 31, 2019 and 2018, respectively. Amortization of core deposit and other intangible assets, after tax, totaled $164,000 and $19,000 for the quarter ended March 31, 2019 and 2018, respectively.
Management believes providing certain “non-GAAP” financial information will assist investors in their understanding of the effect of acquisition activity on reported results, particularly to overcome comparability issues related to the influence of intangibles (principally goodwill) created in acquisitions and the impact of merger related expenses.
Adjusted net income and adjusted diluted net income per share (excluding intangible amortization and merger related expenses), tangible book value per share, tangible return on average tangible equity, tangible return on average tangible assets and net interest margin excluding the impact of purchase accounting, as used by the Company in this earnings release and Appendix A, are determined by methods other than in accordance with GAAP. While we believe this information is a useful supplement to GAAP based measures presented in this earnings release, readers are cautioned that this non-GAAP disclosure has limitations as an analytical tool, should not be viewed as a substitute for financial measures determined in accordance with U.S. Generally Accepted Accounting Principles ("GAAP"), and should not be considered in isolation or as a substitute for analysis of our results and financial condition as reported under GAAP, nor are such measures necessarily comparable to non-GAAP performance measures that may be presented by other companies. This supplemental presentation should not be construed as an inference that our future results will be unaffected by similar adjustments to be determined in accordance with GAAP.
The following table presents the computation of each non-GAAP based measure shown together with its most directly comparable GAAP based measure.

	At or For The Three Months Ended
(in thousands, except per share information)	March 31, 2019	March 31, 2018
Adjusted Diluted Net Income per Share (1)
Net income as reported (most directly comparable GAAP based measure)	$3,102	$3,625
Amortization of core deposit and other intangible assets (2)	164	19
Merger related expenses (2)	535	0
Adjusted net income(1) (non-GAAP)	$3,801	$3,644
Weighted average diluted common shares outstanding (denominator)	9,326	8,268

Diluted earnings per share as reported (most directly comparable GAAP based measure)	$0.33	$0.44
Amortization of core deposit and other intangible assets (2)	0.02	0.00
Merger related expenses (2)	0.06	0.00
Adjusted diluted net earnings per share (1) (non-GAAP)	$0.41	$0.44

Tangible Book Value per Common Share
Shareholders' equity	$179,167	$142,556
Goodwill and other intangible assets (2)	15,517	987
Tangible common equity (non-GAAP)	$163,650	$141,569
Common shares outstanding	9,485	8,412

Book value per share (most directly comparable GAAP based measure)	$18.89	$16.95
Intangible assets per share	1.64	0.12
Tangible book value per share (non-GAAP)	$17.25	$16.83

	At or For The Three Months Ended
(in thousands, except per share information)	March 31, 2019	March 31, 2018
Tangible Return on Average Tangible Equity
Net income as reported (numerator)	$3,102	$3,625
Average equity as reported (denominator)	$174,057	$141,687
Return on average equity (most directly comparable GAAP based measure)	7.23%	10.38%

Adjusted net income(1) (non-GAAP) - per above	$3,801	$3,644

Average equity as reported	$174,057	$141,687
Average goodwill	(12,592)	(719)
Average core deposit and other intangible assets (2)	(3,008)	(273)
Average tangible common equity (non-GAAP)	$158,457	$140,695

Tangible Return on Average Tangible Equity (non-GAAP)	9.73%	10.50%

Tangible Return on Average Tangible Assets
Net income as reported (numerator)	$3,102	$3,625
Average assets as reported (denominator)	$1,924,319	$1,597,575
Return on average assets (most directly comparable GAAP based measure)	0.65%	0.92%

Adjusted net income(1) (non-GAAP) - per above	$3,801	$3,644

Average assets as reported	$1,924,319	$1,597,575
Average goodwill	(12,592)	(719)
Average core deposit and other intangible assets (2)	(3,008)	(273)
Average tangible assets (non-GAAP)	$1,908,719	$1,596,583

Tangible Return on Average Tangible Assets (non-GAAP)	0.81%	0.93%

Net Interest Margin (excluding the impact of purchase accounting)
Net interest margin as reported	3.41%	3.26%
Adjustment for purchase accounting:
Total interest-earning assets (loans)	(0.08)%	0.00%
Net Interest Margin (excluding the impact of purchase accounting) (non-GAAP)	3.33%	3.26%

(1) Excluding intangible amortization and merger related expenses
(2) Net of related tax effect.

About the Company

With nearly $2.0 billion in assets, Orrstown Financial Services, Inc. and its wholly-owned subsidiaries, Orrstown Bank and Wheatland Advisors, Inc., provide a wide range of consumer and business financial services through banking and financial advisory offices in Berks, Cumberland, Dauphin, Franklin, Lancaster, Perry and York Counties, Pennsylvania and Washington County, Maryland. Orrstown Bank is an Equal Housing Lender and its deposits are insured up to the legal maximum by the FDIC. Orrstown Financial Services, Inc.’s common stock is traded on Nasdaq (ORRF). For more information about Orrstown Financial Services, Inc. and Orrstown Bank, visit www.orrstown.com. For more information about Wheatland Advisors, Inc., visit www.wheatlandadvisors.com.

Cautionary Note Regarding Forward-looking Statements:

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements reflect the current views of the Company's management with respect to, among other things, future events and the Company's financial performance. These statements are often, but not always, made through the use of words or phrases such as “may,” “should,” “could,” “predict,” “potential,” “believe,” “will likely result,” “expect,” “continue,” “will,” “anticipate,” “seek,” “estimate,” “intend,” “plan,” “project,” “forecast,” “goal,” “target,” “would” and “outlook,” or the negative variations of those words or other comparable words of a future or forward-looking nature. These forward-looking statements are not historical facts, and are based on current expectations, estimates and projections about the Company's industry, management’s beliefs and certain assumptions made by management, many of which, by their nature, are inherently uncertain and beyond the Company's control. Accordingly, the Company cautions you that any such forward-looking statements are not guarantees of future performance and are subject to risks, assumptions and uncertainties that are difficult to predict.  Although the Company believes that the expectations reflected in these forward-looking statements are reasonable as of the date made, actual results may prove to be materially different from the results expressed or implied by the forward-looking statements and there can be no assurances that the Company will be able to successfully consummate the Hamilton acquisition; continue to successfully execute on our strategic growth plan into Dauphin, Lancaster, York and Berks counties, Pennsylvania, and the greater Baltimore market in Maryland, with newer markets continuing to be receptive to our community banking model; to take advantage of market disruption; and to experience sustained growth in loans and deposits or maintain the momentum experienced to date from these actions. Factors which could cause the actual results of the Company's operations to differ materially from expectations include, but are not limited to: ineffectiveness of the Company's strategic growth plan due to changes in current or future market conditions; the effects of competition and how it may impact our community banking model, including industry consolidation and development of competing financial products and services; the integration of the Company's strategic acquisitions; the inability to fully achieve expected savings, efficiencies or synergies from mergers and acquisitions, or taking longer than estimated for such savings, efficiencies and synergies to be realized; changes in laws and regulations; interest rate movements; changes in credit quality; inability to raise capital, if necessary, under favorable conditions; volatilities in the securities markets; deteriorating economic conditions; expenses associated with pending litigation and legal proceedings; and other risks and uncertainties, including those set forth under the heading "Risk Factors" in the Company's 2018 Annual Report on Form 10-K and subsequent filings. The foregoing list of factors is not exhaustive.

If one or more events related to these or other risks or uncertainties materialize, or if the Company's underlying assumptions prove to be incorrect, actual results may differ materially from what the Company anticipates. Accordingly, you should not place undue reliance on any such forward-looking statements. Any forward-looking statement speaks only as of the date on which it is made, and the Company does not undertake any obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise. New risks and uncertainties arise from time to time, and it is not possible for the Company to predict those events or how they may affect it. In addition, the Company cannot assess the impact of each factor on its business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. All forward-looking statements, expressed or implied, included in this press release are expressly qualified in their entirety by this cautionary statement.  This cautionary statement should also be considered in connection with any subsequent written or oral forward-looking statements that the Company or persons acting on the Company's behalf may issue.

The review period for subsequent events extends up to and includes the filing date of a public company’s financial statements, when filed with the Securities and Exchange Commission. Accordingly, the consolidated financial information presented in this announcement is subject to change.

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